Exhibit 99.6
QUALCOMM ATHEROS, INC.
Unanimous Written Consent of the Board of Directors
     The undersigned, being all of the members of the Board of Directors (the “Board”) of QUALCOMM ATHEROS, INC. (the “Company”), hereby adopt and approve the following resolutions by unanimous written consent in lieu of a meeting.
Amendment of the Atheros Equity Plans
     WHEREAS, the Company sponsors the following equity incentive plans (each an “Atheros Equity Plan”): Atheros Communications, Inc. 2004 Stock Incentive Plan; Atheros Communications, Inc. 2009 Inducement Grant Incentive Plan; Atheros Communications, Inc. 1998 Stock Incentive Plan; Third Amended and Restated Intellon Corporation 2000 Employee Incentive Plan; Intellon Corporation 2007 Equity Incentive Plan; Assumed Attansic Technology Corporation Options; and any other equity incentive plan of the Company under which awards are outstanding; and
     WHEREAS, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 5, 2011, by and among Qualcomm Incorporated (“Qualcomm”), T Merger Sub, Inc., and the Company (the “Merger”); and
     WHEREAS, under Section 2.02 of the Merger Agreement, awards granted under each Atheros Equity Plan that are outstanding as of the effective time of the Merger are to be assumed by Qualcomm and become payable in shares of Qualcomm common stock, and shares of Company common stock that remain available for issuance as of the effective time under each Atheros Equity Plan are to be converted into shares of Qualcomm common stock and become issuable in connection with new awards granted after the effective time under each Atheros Equity Plan as assumed by Qualcomm; and
     WHEREAS, it is in the best interests of the Company and plan participants for each Atheros Equity Plan to be amended to reflect the consummation of the Merger.
NOW, THEREFORE, BE IT:
     RESOLVED, that each Atheros Equity Plan is hereby amended such that each reference to (1) Atheros Communications, Inc.; Intellon Corporation; T-Span Systems Corporation; the “Company”; or another term having a similar meaning shall be deemed to refer to Qualcomm Incorporated or any successor corporation thereto; (2) “administrator,” “Board,” “Committee,” or any other term referring to the entity having authority to administer, amend, and terminate the plan shall be deemed to refer to each of Qualcomm’s Board of Directors, Compensation Committee, or Management Equity Awards Committee, to the same extent each of them is authorized to act under the Qualcomm Incorporated 2006 Long-Term Incentive Plan; and (3) “employment,” “service” or another term having a similar meaning shall be deemed to refer to a person’s similar relationship with Qualcomm or any of its subsidiaries.
     RESOLVED, that Qualcomm’s Board of Directors, Compensation Committee, and Management Equity Awards Committee are each hereby authorized to act for and on behalf of the Company, to the same extent each applicable entity is authorized to act under the Qualcomm Incorporated 2006 Long-Term Incentive Plan, without further action by the Board, in connection with the administration of each respective Atheros Equity Plan in accordance with the terms of the applicable plan, which authority includes the power to amend the applicable plan in accordance with its terms and these resolutions.
General Delegation
     RESOLVED, that all actions taken prior to the adoption of these resolutions by any officer of the Company or Qualcomm in connection with the matters referred to herein which would have been within the authority conferred hereby had these resolutions predated such actions be, and they hereby are, ratified, confirmed, and approved in all respects.
     RESOLVED, that the proper officers of the Company or Qualcomm and each of them acting singly be, and hereby are, authorized and directed to take any and all actions and to execute, deliver, and file any and all agreements, instruments, and documents as the officer or officers so acting shall determine to be necessary or appropriate to consummate the items contemplated by the foregoing resolutions, the taking of such action to be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.
     IN WITNESS WHEREOF, the undersigned have each signed this Unanimous Written Consent, which may be executed in counterparts or via facsimile, each being an original and all of which taken together are to be considered one instrument, effective as of the latest date specified below.

May 24, 2011	/s/ Craig H. Barratt

Date	Craig H. Barratt, Director

May 24, 2011	/s/ James P. Lederer

Date	James P. Lederer, Director

May 24, 2011	/s/ Steven M. Mollenkopf

Date	Steven M. Mollenkopf, Director

2